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                              SETTLEMENT AGREEMENT

         This SETTLEMENT AGREEMENT ("Agreement") is made and entered into on this 12 day of June, 1997 by and between On Ice, Inc., a corporation organized and existing under the laws of the state of Delaware and having offices located at 517 N. Robertson Boulevard, Suite 200, Los Angeles, California 90048-1730 (hereinafter "On Ice") and Magicworks Entertainment, Incorporated, a corporation organized and existing under the laws of the state of Florida and having offices located at 199 East Garfield Road, Aurora, Ohio 44201-8886 (hereinafter "Magic") and its affiliated corporations and entities.

        WHEREAS, On Ice and Magic previously entered into certain agreements and understandings, written and oral, with respect to the production and promotion of the Nutcracker on Ice (hereinafter "Nutcracker") shows for years 1994, 1995, and 1996.

        WHEREAS, the parties desire to resolve all outstanding matters by and between them with respect to or relating to the Nutcracker and any prior agreements or understandings which they have with respect thereto by settlement and agreement.

         NOW THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth, of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties thereto promise and agree as follows:

  1. On Ice's Payment Responsibility. Magic represents and warrants that it has remitted payment for all the expenses Magic has incurred for the 1996 Nutcracker On Ice and Magic has provided this information to On Ice and D&F Consulting Ltd. On Ice shall assume the sole responsibility for all the expenses On Ice incurred directly, and Magic shall have no responsibility whatsoever for, the payment of any unpaid bills, invoices, or charges of any type or nature whatsoever arising from or relating to producing and promoting the Nutcracker show for 1996, except for the expenses identified as paid by Magic. Where Magic has contracted directly with any third party for any expenses relating to Nutcracker On Ice shows and not notified On Ice of these expenses, Magic will be responsible for these expenses. The booking fees due the Booking Group for the Nutcracker On Ice - 1996 theater tour and the spring tour of Gershwin On Ice as identified on "Exhibit A" are the responsibility of On Ice, Inc., to pay and the Booking Group will be paid by July 1, 1997, or this will constitute a material breach of this agreement and such material breach will be enforceable by Magic or The Booking Group. On Ice's responsibility and obligations pursuant to this Paragraph also include, but are not limited to, the obligation to pay talent fees and royalties, if any. that may be due to talent and others regarding the home video sales of the Nutcracker.

  2. Rights and Assets. Magic waives, releases, and relinquishes any and all claims which it has, has had, or may hereafter otherwise have with respect to any revenues, assets, copyrights, television or video sales, and ancillary exploitation. All the above-mentioned worldwide rights are included. On Ice will pay Magic, for the 1997, 1998, and 1999



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         tours of Nutcracker On Ice, a royalty of five percent (5%) of the net profits after all direct expenses including the Fifty Thousand dollars ($50,000.00) management fee. Magic's 5% profit participation will be due and payable by February 28 after the end of such tour. If such profit participation is not paid on time, it will be considered a material breach and enforceable by Magic. On Ice will release Magic from any claims for losses incurred prior to the execution of this agreement except as identified in Section 1. No On Ice corporate interest or expenses will be included.

  3. Non-Competition. Magic will not enter into any agreement to produce, promote, or financially back any "Nutcracker" ice skating show directly or with any other partnerships, corporations or entity of any kind for the period of royalty payments identified in Paragraph 2 above.

  4. Release by On Ice. Except with respect to On Ice's rights pursuant to this Agreement, all of which are reserved, and except as otherwise provided in this Paragraph, On Ice, its parent, subsidiary, and affiliated corporations and entities and each of their directors, officers, employees, and agents, and each of their heirs, successors and assigns and each of them (hereinafter "On Ice Releasors") waive, release, relinquish, and discharge Magic and its affiliated corporations and entities and its and their directors, officers, employees, and agents, and its and their heirs, successors, and assigns, and each of them (hereinafter "Magic Releasees") from any and all claims, liabilities, suits, damages, actions or manner of actions, whether in contract, tort, or otherwise which the On Ice Releasors, or any of them ever had, now has, or hereinafter may have against the Magic Releasees, or any of them, whether the same be in administrative proceedings, in arbitration in law, at equity, or mixed, arising from or relating to any prior relationship between the On Ice Releasors and the Magic Releasees or otherwise arising from or relating to the Nutcracker On Ice shows, telecasts, ancillary exploitations. Notwithstanding the foregoing, in the event that any claim(s) is asserted against the On Ice Releasors or any of them by a person or an entity which is not a party to this Agreement, the On Ice Releasors, and each of them, reserve and retain any and all rights, claims, and defenses which they, or any of them, now have, have had, or would otherwise have against Magic Releasees, or any of them, arising out of the transaction(s) or matter(s) which is the subject of each claim(s) against On Ice Releasors, or any of them.

  5. Release by Magic. Except with respect to Magic's rights pursuant to this Agreement, all of which are reserved, and except as otherwise provided in this Paragraph, Magic, its affiliated corporations and entities and each of their directors, officers, employees, and agents, each of their heirs, successors and assigns, and each of them (herein "Magic Releasors") waive, release. relinquish, and discharge On Ice and its parent, subsidiary, affiliated corporations and entities and its and their directors, officers, employees, and agents, and its and their directors, officers, employees and agents, and its and their heirs, successors and assigns and each of them (hereinafter "On Ice Releasees") from any and all claims, liabilities, suits, damages, actions or manner of actions, whether in contract, tort, or otherwise which the Magic Releasors, or any of them ever had, now has, or hereinafter may have against On Ice, Releasees or any of them, whether the same be in administrative proceedings, in arbitration, in law, at equity, or mixed, arising from or



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         relating to any prior relationship between Magic Releasors and the On
         Ice Releasees or otherwise arising from or relating to the Nutcracker On Ice shows, telecasts and ancillary exploitations. Notwithstanding the foregoing, in the event that any claim(s) is asserted against the Magic Releasors or any of them by a person or an entity which is not a party to this Agreement, the Magic Releasors, and each of them, reserve and retain any and all rights, claims, and defenses, which they, or any of them, now have, have had, or would otherwise have against the On
         Ice Releasees, or any of them, arising out of the transaction(s) or matter(s) which is the subject matter of each claim(s) against the Magic Releasors, or any of them.

  6. Notice. Notice is to be given under the provisions of this Agreement, such notice must be in writing and sent by certified mail or registered mail, return receipt requested, postage prepaid as follows until any party notify the other in writing of a different address or person as to whom notice should be sent:

 To: On Ice, Inc.
     517 N. Robertson Boulevard
     Suite 200
     Los Angeles,CA 90048-1730
     Attention: Barry Mendelson, President

 To: Magicworks Entertainment, Incorporated
     199 E. Garfield Road
     Aurora, OH 44202-8886
     Attention: Lee Marshall, President, Chief Operating Officer

 Notice shall be deemed to have been given when received or three days following mailing, whichever first occurs.

  7. Attornev's Fees. In the event that either party breaches this Agreement in any material respect and the non-breaching party prevails in an action to enforce this Agreement, the non-breaching party shall be entitled to recover, in addition to any and all other remedies; the reasonable attorney's fees, expenses and costs which it incurs as a result thereof, and the breaching party, promises and agrees to pay to the non-breaching party all such amounts.

  8. Waiver. Neither party shall be deemed to have waived any right hereunder unless such waiver is in writing duly executed by such party.

  9. Construction. This Agreement shall not be construed more strictly against any party hereto merely by virtue of the fact that the Agreement may have been drafted or prepared by such party, it being recognized that all of the parties hereto have contributed substantially and materially to its preparation and that this Agreement has been the subject of and is the product of negotiations between the parties.





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  10.    Consultation with Counsel. Each party respectively represents and warrants to the other that it has had an opportunity to consult with counsel of its choosing with respect to this Agreement and all of the terms and provisions hereof and that it enters into this Agreement voluntarily and with knowledge as to the terms, provisions, and effect of the matters set forth herein.

  11. Cumulative Remedies. Any right, power, or remedy provided under this Agreement to any party thereto shall be cumulative and in addition to any other right, power or remedy provided under this Agreement now or hereafter existing at law or in equity, and may be exercised singularly or concurrently.

  12. Binding Agreement. This Agreement shall be binding on and shall inure to the benefits of the parties hereto, and their respective officers, employees, agents, heirs, personal and legal representatives, successors, and assigns.

  13. Applicable Law. The construction, interpretation, and enforcement of this Agreement shall at all times and in all respects be governed by the laws of the State of California relating to the choice of law or conflict of law provisions or principles.

  14. Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and no representations, promises, or agreement, oral or written, relating hereto not herein contained shall be of any force or effect. No change or modification of this Agreement shall be valid or binding upon the parties unless and until the same is in writing and signed by the party against whom enforcement of such change or modification is sought.

  15. Authority. The parties hereto respectively represent and warrant that the person signing this Agreement on their behalf has the requisite authority to do so and to make the promises and to undertake the obligations set forth herein on behalf of the persons and entities indicated and to legally bind those persons to the terms and provisions of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ON ICE, INC.

By: /s/ Barry Mendelson
   ----------------------------------------------------
   Barry Mendelson, President - Chief Executive Officer


MAGICWORKS ENTERTAINMENT, INCORPORATED

By: /s/ Lee Marshall
   ----------------------------------------------------
    Lee Marshall, President - Chief Operating Officer



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